
                                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION

FORM 3                                                          Washington, D. C. 20549

                                           INITIAL   STATEMENT   OF   BENEFICIAL
                        OWNERSHIP OF SECURITIES  Filed pursuant to Section 16(a)
                        of the Securities Exchange Act of 1934, Section 17(a) of
                        the
                      Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
|1 Name and Address of Reporting Person *           |2 Date of Event   |4 Issuer Name and Ticker/Trading Symbol|6 If Amendment,    |
|                                                   | Requiring        |                                       | Date of Original  |
|  Meyer     S. Lewis                               | Statement        |Positron Corporation      POSC         | (Month/Day/Year)  |
| (Last)               (First)              (Middle)| (Month/Day/Year) |---------------------------------------|                   |
|                                                   |                  |5 Relationship of Reporting            |-------------------|
|  389 Oyster Point Blvd                            |        01/22/99  | Person(s) to Issuer                   |7 Individual or    |
|                     (Street1)                     |------------------|         (Check all applicable)        | Joint/Group Filing|
|                                                   |3 IRS Identifica- | ( X ) Director         (   ) 10% Owner| (Check Applicable)|
|                                                   | tion Number of   |                                       | Form filed by:    |
|                     (Street2)                     | Reporting Person,| (   ) Officer          (   ) Other    | (X) One Reporting |
|                                                   | if an entity     | (Give Title below)     (Specify below)|     Person        |
|  South San Francisco     CA  94080                |   (Voluntary)    |                                       | ( ) More Than One |
| (City)                            (State)   (Zip) |                  |                                       |   Reporting Person|
|---------------------------------------------------|------------------|---------------------------------------|-------------------|

                                    Table I  -  Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
|1 Title of Security                               |2 Amount of Securities|3 Ownership:  |4 Nature of Indirect Beneficial Ownership|
|  (Instruction 4)                                 | Beneficially Owned   | Direct (D) or|             (Instruction 5)             |
|                                                  |    (Instruction 4)   | Indirect (I) |                                         |
|                                                  |                      |   (Instr 5)  |                                         |
------------------------------------------------------------------------------------------------------------------------------------
|No Securities Owned                               |                      |              |                                         |
|--------------------------------------------------|----------------------|--------------|-----------------------------------------|

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                  SEC 1473 (7-97)

                                                             FORM 3 (Continued)
------------------------------------------------------------------------------------------------------------------------------------

            Table II  -  Derivative Securities Beneficially Owned (Puts, Calls, Warrants, Options, Convertible Securities)
------------------------------------------------------------------------------------------------------------------------------------
|1 Title of Derivative Security|2 Date             |3 Title and Amount of               |4 Conver- |5 Owner- |6 Nature of Indirect |
|  (Instruction 4)             | Exercisable and   | Securities Underlying              | sion or  | ship:   | Beneficial Ownership|
|                              | Expiration Date   | Derivative Security                | Exercise | Direct  |    (Instruction 5)  |
|                              |  (Month/Day/Year) |           (Instruction 4)          | Price of | (D)or   |                     |
|                              |-------------------|------------------------------------| Deriv-   | Indirect|                     |
|                              | Date    | Expira- |                          |Amount or| ative    | (I)     |                     |
|                              | Exer-   | tion    |           Title          |Number   | Security |(Instr 5)|                     |
|                              | cisable | Date    |                          |of Shares|          |         |                     |
|                              |         |         |                          |         |          |         |                     |
|------------------------------|---------|---------|--------------------------|---------|----------|---------|---------------------|
|None                          |         |         |                          |         |          |         |                     |
|------------------------------|---------|---------|--------------------------|---------|----------|---------|---------------------|

Explanation of Responses:
     On January 22, 1999 Reporting Person was appointed as a member of the Issuer's Board of Directors, and then elected as its chairman of the Board.  Mr. Meyer is a director, chief executive officer, and less than 1% shareholder of Imatron Inc, which owns more than 50% of Issuer's outstanding common stock.


                                                                            /s/ S. Lewis Meyer                              2/1/99
                                                                            -------------------------------------        -----------
                                                                              **  Signature of Reporting Person             Date

**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.                                                    SEC 1473 (7-97)